Exhibit 99.1

Contacts:

Investors	Media
Joshua A. Grass	Susan Ferris
Director, Business Development & Finance	Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
415.506.6777	415.506.6701

For Immediate Release:

BioMarin and OrbiMed Settle Proxy Contest

Novato, CA, June 1, 2005 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) announced today that it has entered into a settlement agreement with OrbiMed Advisors and its affiliated funds with respect to the election of directors at the BioMarin 2005 Annual Meeting of Stockholders.

Under the terms of the agreement, the BioMarin slate of nominees for election at the 2005 annual meeting will consist of Jean-Jacques Bienaime, Franz L. Cristiani, Elaine J. Heron, Pierre Lapalme and Erich Sager, all of whom currently serve on the Board of Directors, as well as Joseph Klein, III and Alan J. Lewis for election at the 2005 annual meeting. OrbiMed Advisors and its affiliated funds have agreed to vote their shares in favor of these nominees and to terminate their solicitation of proxies. In addition, following the 2005 annual meeting, BioMarin will appoint an additional director to the Board that is reasonably acceptable to OrbiMed.

“We are pleased to have reached an agreement that addresses OrbiMed’s concerns and enables the Company to move forward on behalf of all shareholders,” Jean-Jacques Bienaime, Chief Executive Officer of BioMarin commented. “We now can collectively focus on realizing our objective of firmly establishing BioMarin as a leader in the biopharmaceutical industry.”

Pierre Lapalme, Chairman of the BioMarin Board of Directors added, “If elected by the shareholders, Mr. Klein and Mr. Lewis will bring valuable experience and expertise to the Board and we think that their participation will contribute significantly to helping the Board assist management in making important strategic decisions.”

“We believe that this agreement represents a great result for all BioMarin shareholders and that the new nominees will significantly strengthen the Board,” said Samuel D. Isaly, Managing Partner of OrbiMed Advisors. “We were pleased to see the recent selection of Mr. Bienaime as the new CEO of BioMarin, and we will support each of these nominees to the Board of Directors in the upcoming election and thereafter,” Mr. Isaly added.

OrbiMed’s nominee Richard B. Brewer agreed with Mr. Isaly to withdraw his candidacy provided a stronger Board could be developed as a result of his withdrawal. Mr. Brewer indicated he was satisfied that such a development has occurred in the agreed settlement between BioMarin and OrbiMed.

As previously announced, the BioMarin 2005 Annual Meeting of Stockholders will be held on June 28, 2005.

Important Note Regarding Proxy Materials

BioMarin stockholders may have received definitive proxy materials and proxy cards from both BioMarin and the OrbiMed group. Stockholders are requested by both BioMarin and the OrbiMed group NOT to vote on the proxy cards previously supplied and instead to vote on the white proxy card to be included with the supplemental proxy materials that will be subsequently mailed to all BioMarin stockholders and filed with the Securities and Exchange Commission. Questions about the voting of proxies should be addressed to BioMarin’s proxy solicitation firm, Morrow & Co., Inc., at 1-800-607-0088.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of three approved products and multiple product and preclinical product candidates. Approved products include Naglazyme™ (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), and Orapred® (prednisolone sodium phosphate oral solution) for severe asthma. Investigational product candidates include Phenoptin™ (sapropterin hydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU). For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

About OrbiMed

OrbiMed Advisors LLC is a pre-eminent asset management firm focused exclusively on the global health sciences industry, with assets under management currently exceeding $5 billion.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

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